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                                                                   Exhibit 10.22


                              EMPLOYMENT AGREEMENT


Anixter Inc., ("Company") and Robert W. Grubbs ("Executive") agree as follows:

1. Company will employ Executive and Executive will work for Company in an executive capacity until termination of Executive's employment on the date specified in a written notice of termination delivered by either party to the other, which date, except in the case of Good Cause for Termination, shall be at least six months after the delivery of the written notice of termination.

2.   "Good Cause for Termination" shall mean:

          - Death of Executive or total disability of Executive as defined in Company's then long-term disability insurance policy.

          - In the case of termination by Executive, Executive is required to relocate without Executive's concurrence, Executive's then level of responsibilities are significantly reduced, Executive is no longer the Chief Executive Officer (with all responsibilities that normally accompany that position) of the business enterprise that includes the Company and the Issuer of the stock to be purchased pursuant to the options to purchase stock that have been granted to Executive by AXE or Company, or Executive's then salary, regular bonus opportunity and benefits are significantly reduced and, in each case, this situation is not corrected by Company within 15 days of notice from Executive, provided that a reduction in level of responsibilities during first 6 months or a failure to continue as Chief Executive Officer as provided above during the first 12 months following a notice of termination by Executive or the occurrence of a Change in Control shall not be considered Good Cause for Termination, during and only during such 6 or 12 month period as the case may be.

          - In the case of termination by Company, repeated material failure by Executive to follow appropriate instructions, material breach by Executive of his fiduciary obligations to the Company, or commission of dishonest acts by Executive that in the reasonable judgment of Company makes the continuation of Executive's employment inappropriate.

3. A "Change of Control" shall occur if (a) substantially all the assets of Company or its parent Anixter International Inc. ("AXE") are sold to a Third Party or a Third Party becomes the Beneficial Owner of the greater of
     (I) 25%, or (ii) the percentage owned by Sam Zell and his affiliates, of Company's or AXE's securities that vote for



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     the election of directors or (b) a majority of the Board of Directors of
     Company or AXE were not nominated for election by the Board of Directors of Company or AXE. A "Third Party" is any Person, other than Samuel Zell or his Affiliates and other than Anixter International Inc. or its subsidiaries. "Person," "Affiliates," and "Beneficial Owner" shall be defined as those terms are defined pursuant to the Securities Exchange Act of 1934, as amended.

4. If within the four year period following a Change of Control, the employment of Executive is terminated by Company without Good Cause for Termination or is terminated by Executive with Good Cause for Termination, Executive will be entitled to the following Severance Benefits (except as indicated in the case of termination for death or disability):

          - All Executive's options to purchase stock of AXE or Company, which are not already vested, will immediately vest and be exercisable for the lesser of two years or their remaining life. (This is not applicable in the case of termination for death or disability.)

          - Executive will be paid at the time of termination a pro rata portion of the regular annual incentive bonus opportunity for the partial year in which terminated. The portion of this bonus dependent on earnings or other objective goals shall be based on performance through the last completed fiscal quarter and target performance thereafter. The portion dependent on subjective goals shall be based on the amount for target performance.

          - Executive will be paid the amount being held for Executive under Company's Enhanced Management Incentive Plan for 1999-2000 as provided in Section 6 below.

          - Executive will be paid monthly for the next two years (`Severance Period") an amount equal to 140% of Executive's then salary for the portion of this period prior to 2001 and an amount equal to 180% of Executive's then salary for the portion of this period after 2000. (This is not applicable in the case of termination for death or disability.)

          - Executive will be provided medical and life insurance coverage during the Severance Period on same terms as such coverage was provided prior to the Change of Control. (This is not applicable in the case of termination for death or disability.)

          - All Executive's deferred compensation and earnings thereon under Company's Deferred Compensation Plan will be paid in accordance with the terms of that plan




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     These Severance Benefits shall be in lieu of the six-month notice of termination by Company provided by Section 1. These Severance Benefits shall not be subject to reduction or offset for any compensation Executive may earn from others during the Severance Period.

5. A. If in connection with or following a Change of Control, there is a transaction or a series of related transactions in which 25% or more of AXE's common stock will be converted to or exchanged for any consideration other than publicly traded common stock ("Non-stock Consideration"), the unvested stock options of Executive will be exercisable for the period and to the extent necessary to enable Executive to receive in such transaction or series of related transactions the same pro rata portion of such Non-stock Consideration as Executive would have been able to receive if all his options were exercisable.

     B. Upon the occurrence of either of the following events, all of Executive's options to purchase stock of AXE or Company or the stock of any business enterprise that has been substituted for the stock of AXE or Company will immediately vest and will be exercisable for the lesser of two years after termination of Executive's employment or for the remaining life of the options:

          - In connection with a Change of Control, Executive is not notified in writing that for the foreseeable future his responsibilities are continuing as the Chief Executive Officer (with all the responsibilities that normally accompany that position) of the business enterprise that includes the Company and the issuer of the stock to be purchased pursuant to the options; or

          - Following a Change of Control, Executive is not the Chief Executive Officer of such business enterprise as provided above.

6. A. If a Change of Control shall occur prior to 2000, Executive shall be cashed out of his rights in Company's Enhanced Management Incentive Plan for 1999-2000 (the "Plan") as follows: A number of Shares of AXE Stock ("Shares") shall be determined by dividing the greater of $1,440,000 or the sum of $720,000 plus the amount that would be earned for the current year based on actual results through the most recent month end prior to the Change of Control plus the target amount, as defined by the Plan, for the balance of the year, by the average closing price for the Shares for the trading days in 1999 prior to the Change of Control in accordance with the provisions of the Plan. This number of shares shall be multiplied by the higher of the average price per Share paid by the Third Party at the time of the Change of Control or the average closing price of the Shares for the ten trading days preceding the Change of Control. Half this amount shall be paid to the Executive by January 15, 2000 and the remainder shall be paid in four equal installments on each anniversary of the Change of Control. Upon termination pursuant to Section 4 above or death or disability as provided in Section 1 above, any remaining payments shall be promptly made. No payment shall be due for any anniversaries



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     following the termination of Executive's employment, other than by death or disability, by Company with Good Cause for Termination or by Executive without Good Cause for Termination.

     B. If a Change of Control shall occur in 2000, Executive shall be cashed out of his rights in the Plan for 2000 as follows: A number of Shares of AXE Stock ("Shares") shall be determined by dividing the higher of Executive Enhanced Incentive Opportunity for 2000 or, $ 720,000 by the average closing price for the Shares for the trading days in 2000 prior to the Change of Control in accordance with the provisions of the Plan. This number of shares shall be multiplied by the higher of the average price per Share paid by the Third Party at the time of the Change of Control or the average closing price of the Shares for the ten trading days preceding the Change of Control. This amount shall be paid in four equal installments on each anniversary of the Change of Control. Upon termination pursuant to
     Section 4 above or death or disability as provided in Section 1 above, any remaining payments shall be promptly made. No payment shall be due for any anniversaries following the termination of Executive's employment, other than by death or disability, by Company with Good Cause for Termination or by Executive without Good Cause for Termination.

7. Company will promptly pay to Executive the amount of any excise taxes imposed on Executive under Section 4999 of the Internal Revenue Code by reason of payments or benefits under the provisions of this Agreement, including this provision, and the amount of any federal and state income taxes imposed on Executive by reason of payments to Executive under this Section.

8. During the term of Executive' employment and continuing through the later of the end of the Severance Benefits or two years from a Change of Control, except on behalf of Company, Executive will not participate individually or as an employee, consultant, officer, director, agent, investor or otherwise in any of the following activities:

          - The recruitment for employment of any person who was employed by Company at, or within 60 days prior to, the time of the termination of Executive's employment if that person at the time of recruitment is, or was in the preceding 60 days, employed by Company at an annual salary of more than $60,000.

          - The selling to the same customers of any products that perform substantially the same functions (the "Competing Products) as any products that Company is selling (the "Protected Products") those customers. Protected Products and Competing Products shall not include products that neither (a) perform the same function as products that Company was distributing at the time of the termination of Executive's employment nor (b) are replacements for or



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               enhancements of products that Company was distributing at the time of the termination of Executive's employment. This prohibition shall not apply if the then aggregate monthly revenues from either the Competing Products or the Protected Products do not exceed $200,000.

     Executive shall not be deemed to be in breach of these prohibitions after termination of Executive's employment merely by reason of employment with a business that is engaging in prohibited activities as long as Executive is not supervising or otherwise participating in those activities or by reason of employment with a business that sells Competing Products solely through independent distributors. A Beneficial Ownership of less than one percent shall not be considered a prohibited participation

     Executive at any time may submit a written request to the General Counsel for Company for advice on whether any planned activities of Executive would violate the provisions of this Section. The details of such request shall be maintained in confidence and the written advice of the General Counsel shall be binding on Company. If the General Counsel does not respond to such a request within 15 days, it shall be deemed that the General Counsel advised that such activity would not violate this Section.

     Executive agrees that non-public information about the activities of Company that Executive obtained before the term of this Agreement or obtains during the term of this Agreement is confidential and proprietary and will not be used or disclosed by Executive except on behalf of Company until that information otherwise becomes generally known or the fifth anniversary of the termination of Executive's employment, whichever shall first occur.

     It is the intent of the parties that the provisions of this Section be interpreted and applied in an enforceable manner. To the extent necessary to achieve this intent, the parties agree that the provisions of this Section shall be deemed modified. Executive acknowledges that damages would not be an adequate remedy for violation of the provisions of this Section and agrees that Company would be entitled to an injunction to prevent Executive from engaging in such activities, and in seeking such an injunction should not be required to post any bond.

 9. Any modification or binding interpretation of this Agreement must be in writing. Any such writing must be approved by the Board of Directors of Company, except as provided in Section 8 for advice by Company's General Counsel.

10. The prevailing party in any litigation concerning this Agreement shall be reimbursed by the party found to be in breach of this Agreement for all reasonable costs, including attorney fees, incurred by the prevailing party.


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11.  This Agreement may be assigned by Company to a purchaser of substantially all of its assets if that purchaser assumes all of Company's obligations under this Agreement. This Agreement shall be binding on any successor of Company by merger or consolidation. Any such purchaser or successor shall be deemed to be "Company."

12. This Agreement shall terminate on the date specified in a written notice of termination delivered by either party to the other, which date shall be at least twelve months after the delivery of the written notice of termination. Termination of this Agreement shall not effect any obligation, whether or not contingent, that arose under this Agreement prior to its termination. For example, termination of this Agreement after a Change of Control will not affect the obligations of Company in the event of a termination of employment within the provisions of Section 4 even if that termination of employment occurs after the termination of this Agreement.

Executed this 22nd day of July 1999.

Anixter Inc.

By __________________                      _____________________
                                                 Executive













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